Exhibit 4.1

FLORIDA DOCUMENTARY STAMP TAXES IN THE AMOUNT OF $2,450.00 ARE BEING PAID IN CONNECTION WITH THIS NOTE, AS REQUIRED BY FLORIDA LAW.

REVOLVING PROMISSORY NOTE

Effective Date:	July 10, 2025

Amount of Note:	TWENTY FIVE MILLION DOLLARS ($25,000,000.00)

Maturity Date:	July 10, 2027

FOR VALUE RECEIVED, DRONE NERDS INC, a Florida corporation, and ANZU ROBOTICS, LLC, a Delaware limited liability company (collectively, the “Borrower”) hereby covenants and promises to pay to the order of BANESCO USA, A FLORIDA STATE CHARTERED BANK, its successors and/or assigns (the “Lender”), at 3155 NW 77th Avenue, Miami, Florida 33122, or at such other place as Lender may designate to Borrower in writing from time to time, in legal tender of the United States, TWENTY FIVE MILLION DOLLARS ($25,000,000.00), or such lesser amount as shall be the outstanding principal amount of advances made hereunder, together with all accrued interest, which shall be due and payable, and upon the following terms and conditions contained in this Revolving Promissory Note (this “Note”) and funded subject to the terms and conditions set forth in the Loan Agreement (as defined herein). Advances under this Note are subject to the terms and conditions set forth in the Loan Agreement.

A.	Interest Rate:

(a) From the date hereof until and including the Maturity Date, Borrower may borrow, repay and reborrow, and Lender may advance and readvance under this Note from time to time, so long as the total principal balance outstanding at any one time does not exceed the principal amount stated on the face of this Note. Lender’s obligation to make advances under this Note shall terminate upon the earlier to occur of: (i) an Event of Default under this Note or any other Loan Document, or (ii) the Maturity Date.

(b) Interest shall accrue on the unpaid principal balance of this Note from the date hereof at a rate per annum equal to the Term SOFR Rate (as defined below), plus 2.50% (as the same may be modified below, the “Interest Rate Margin”) (as the same may be modified below, the “Interest Rate”). The Interest Rate is subject to adjustment from time to time based on changes in the Term SOFR Rate. Such adjustments shall be made on the 10th day of every month (the “Reset Date”), beginning August 10, 2025 (the “Initial Reset Date”). Notwithstanding the foregoing, the Interest Rate applicable to this Note shall never be less than 6.00% per annum at any time.

(c) As used herein, “Term SOFR Rate” means the rate of interest per annum equal to the One Month Term SOFR, as published by CME Group Benchmarks Administration Limited (or a successive administrator designated by the relevant authority) for the date that is two U.S. Government Securities Business Days prior to the Reset Date (as defined herein). The Interest Rate will be effective on and from the date hereof, based on the most recent rate information available, and will be effective until the last day prior to the Initial Reset Date. The interest rate shall be thereafter be adjusted on each Reset Date to the current Term SOFR Rate or, if applicable, the current Term SOFR Successor Rate (as defined below), plus the Interest Rate Margin, or, if applicable, the Successor Interest Rate Margin (as defined below), based on the most recent rate information available on the date that the interest rate is adjusted and such rate shall be effective until the next such Reset Date.

(d) If the Lender determines in good faith (which determination shall be conclusive, absent manifest error) that: (A) adequate and fair means do not exist for ascertaining the Term SOFR Rate; (B) the Term SOFR Rate does not accurately reflect the cost to the Lender of the Loan; or (C) a Regulatory Change (as hereinafter defined) shall, in the reasonable determination of the Lender, make it unlawful or commercially unreasonable for the Lender to use the Term SOFR Rate as the index for purposes of determining the Interest Rate, then: (i) the Term SOFR Rate shall be replaced with an alternative or successor rate or index chosen by the Lender in its reasonable discretion (the “Term SOFR Successor Rate”); and (ii) the Interest Rate Margin may also be adjusted by Lender in its reasonable discretion, giving due consideration to market convention for determining rates of interest on comparable loans. “Regulatory Change” shall mean a change in any applicable law, treaty, rule, regulation or guideline, or the interpretation or administration thereof, by the administrator of the relevant benchmark or its regulatory supervisor, any governmental authority, central bank or other fiscal, monetary or other authority having jurisdiction over Lender or its lending office.

(e) All interest hereunder shall be calculated on a 365/360 basis; that is, by applying the ratio of the interest rate over a year of 360 days, multiplied by the outstanding principal balance, multiplied by the actual number of days the principal balance is outstanding. All interest payable under this Note is computed using this method (the “365/360 calculation”). The 365/360 calculation method of interest can result in a higher amount of accrued interest based on a 360-day denominator in the calculation, than the amount of accrued interest which is based upon a 365-day calculation for the denominator. The interest rate under this Note does not change but the calculation of the amount of interest may be slightly different depending upon the basis of the calculation of interest, as described above. In the event the interest rate is the maximum rate permitted by law, the interest shall be calculated on the basis of a 365-day year and 366 days in a leap year. Borrower hereby authorizes Lender to charge against Borrower’s account with Lender any amount payable hereunder that is not paid when due.

(f) For purposes hereof, “U.S. Government Securities Business Day” means any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

B.	Payment Terms:

Commencing on August 10, 2025 and continuing on the 10th day of each month thereafter, Borrower shall make consecutive monthly payments of accrued interest only. Unless this Note is otherwise accelerated in accordance with the terms and conditions hereof, the entire outstanding principal balance of this Note plus all accrued interest shall be due and payable in full on July 10, 2027 (the “Maturity Date”).

If any payment of principal or interest to be made pursuant to this Note, other than a prepayment or a payment due on the Maturity Date of this Note, shall fall on a day that is not a U.S. Government Securities Business Day, payment shall be made on the next succeeding U.S. Government Securities Business Day, except that, if such succeeding U.S. Government Securities Business Day would fall in the next calendar month, such payment shall be made on the immediately preceding U.S. Government Securities Business Day. Any extension or contraction of time shall be reflected in computing interest or fees, as the case may be.

Except as otherwise specified herein, each payment or prepayment, if any, made under this Note shall be applied to pay secured an unpaid interest, principal, late charges, and any other fees and invoiced and unpaid costs, and expenses which Borrower is obligated to pay under this Note, in such order as Bank may elect from time to time in its sole discretion. If the loan is in default, all payments made hereunder, whether they are prepayments or otherwise, shall be applied, in the Bank’s sole discretion, as it deems appropriate and unless Bank determines to apply differently, payments will be applied in the following manner: first to late charges, then to invoiced and unpaid attorney’s fees and costs, if any, then to any accrued interest and finally towards the reduction of any outstanding principal sums hereunder.

C.	Security:

This Note is secured, in part, by that certain Security Agreement dated as of even date herewith, from Borrower in favor of Lender (as the same may be amended or modified from time to time, the “Security Agreement”), granting Lender a lien and security interest in and to certain personal property, as more particularly described in the Security Agreement.

D.	Loan Documents:

This Note, the Security Agreement, that certain Loan Agreement dated as of even date herewith by and between Borrower and Lender (as the same may be amended, restated, modified or replaced from time to time, the “Loan Agreement”), that certain Limited Guaranty agreements dated as of even date herewith from JEREMY SCHNEIDERMAN, ALEX NAFISSY, ROBERT WEITZNER (collectively, the “Guarantor”) in favor of Lender (as the same may be amended, restated, modified or replaced from time to time, individually and collectively, the “Guaranty”), and all other documents and instruments executed in connection with this Note are hereinafter individually and/or collectively referred to as the “Loan Documents”.

E.	Default Interest Rate:

All principal and installments of interest shall, at Lender’s option, bear interest from the date that said payments are due and unpaid or from the date of occurrence of any other Event of Default (as hereinafter defined) under this Note, the Security Agreement or any other Loan Document, at a rate equal to the highest non-usurious rate, not to exceed the highest rate authorized by applicable law (the “Default Rate”).

F.	Prepayment:

The Borrower may prepay all or any portion of this Note at any time without fee, premium or penalty.

G.	Late Charges:

Lender may collect a late charge not to exceed an amount equal to five percent (5%) of any installment which is not paid within ten (10) days of the due date thereof, to cover the extra expense involved in handling delinquent payments, provided that collection of said late charge shall not be deemed a waiver by Lender of any of its rights under this Note. Notwithstanding the foregoing, there shall be no grace period or late charges for payments due on the outstanding principal balance due on the Maturity Date or upon acceleration, as set forth in Section H below, but such outstanding balance shall accrue interest at the Default Rate. The late charge is intended to compensate the Lender for administrative and processing costs incident to late payments. The late charge payments are not interest. The late charge payment shall not be subject to rebate or credit against any other amount due. Any late charge shall be in addition to any other interest due. In no event shall this provision waive Lender’s right to declare a default and accelerate and demand immediate payment of all of the outstanding principal balance for any payment not made within ten (10) days of the due date for said payment.

H.	Default and Acceleration:

If any of the following “Events of Default” occur, at the Lender’s option, exercisable in its sole discretion, all sums of principal and interest under this Note shall be accelerated and become immediately due and payable without notice of default, presentment or demand for payment, protest or notice of nonpayment or dishonor, or other notices or demands of any kind or character, and the Lender shall be immediately entitled to exercise all of its available remedies under the Loan Documents:

a. Borrower fails to perform any obligation under this Note to pay principal or interest when due; or

b. Borrower fails, after giving effect to any notice and/or cure period thereunder, to perform any other obligation, liability or indebtedness under the Loan Documents to pay money when due; or

c. A “Default” or an “Event of Default” (as defined in each respective document) beyond any applicable notice and cure period occurs under any of the Loan Documents.

In any such event, if so exercised by Lender, all sums of principal and interest under this Note shall automatically become immediately due and payable without notice of default, presentment or demand for payment, protest or notice of nonpayment or dishonor, or other notices or demands of any kind or character. All persons now or at any time liable for payment of this Note hereby waive presentment, protest, notice of protest and dishonor. The Borrower expressly consents to any extension or renewal, in whole or in part, and all delays in time of payment or other performance which Lender may grant at any time and from time to time without limitation and without any notice or further consent of the undersigned.

The remedies of Lender as provided herein, or in the Security Agreement, the Loan Agreement or the other Loan Documents shall be cumulative and concurrent and may be pursued singularly, successively or together, at the sole discretion of Lender, and may be exercised as often as the occasion therefor shall arise.

The Lender may, in the sole discretion of Lender, accept payments made by Borrower after any default has occurred, without waiving any of Lender’s rights herein.

I.	Costs:

In the event that this Note is collected by law or through attorneys at law, or under advice therefrom (whether such attorneys are employees of Lender or an affiliate of Lender or are outside counsel), Borrower hereby agrees to pay all costs of collection, including reasonable attorneys’ fees, including reasonable charges for paralegals, appraisers, experts and consultants working under the direction or supervision of Lender’s attorneys; costs for evaluating preserving or disposing of any collateral granted as security for payment of this Note, including the costs of any audits, environmental inspections which Lender may deem necessary form time to time; any premiums for property insurance purchased on behalf of Borrower or on behalf of the owners of any collateral pursuant to any Security Agreement relating to any collateral, or any other charges permitted by applicable law whether or not suit is brought, and whether incurred in connection with collection, trial, appeal, bankruptcy or other creditors’ proceedings or otherwise.

J.	Loan Charges:

Nothing herein contained, nor any transaction related thereto, shall be construed or so operate as to require Borrower or any person liable for the repayment of same, to pay interest in an amount or at a rate greater than the maximum allowed by applicable law. Should any interest or other charges paid by Borrower, or any parties liable for the payment of the loan made pursuant to this Note, result in the computation or earning of interest in excess of the maximum legal rate of interest permitted under the law in effect while said interest is being earned, then any and all of such excess shall be and is waived by Lender, and all such excess shall be automatically credited against and in reduction of the principal balance, and any portion of the excess that exceeds the principal balance shall be paid by Lender to Borrower or any parties liable for the payment of the loan made pursuant to this Note so that under no circumstances shall the Borrower, or any parties liable for the payment of the loan hereunder, be required to pay interest in excess of the maximum rate allowed by applicable law.

K.	Jurisdiction:

The laws of the State of Florida shall govern the interpretation and enforcement of this Note. In the event that legal action is instituted to collect any amounts due under, or to enforce any provision of, this instrument, Borrower and any endorser, guarantor or other person primarily or secondarily liable for payment hereof consent to, and by execution hereof submit themselves to, the jurisdiction of the courts of the State of Florida, and, notwithstanding the place of residence of any of them or the place of execution of this instrument, such litigation may be brought in or transferred to a court of competent jurisdiction in and for Miami-Dade County, Florida.

L.	Assignment:

Lender shall have the unrestricted right at any time and from time to time, with notice to but without Borrower’s or Guarantor’s consent, to assign all or any portion of its rights and obligations hereunder to one or more lenders or Purchasers (each, an “Assignee”) under this Note and the Loan Documents and all information now or hereafter in its possession relating to the Borrower and all Guarantors (all rights of privacy hereby being waived, and to retain any compensation received by Lender in connection with any such transaction and Borrower and Guarantor agrees that it shall execute such documents, including without limitation, the delivery of an estoppels certificate and such other documents as Lender shall deem necessary to effect the foregoing. The Borrower agrees to be bound by the terms of the Note subsequent to any transfer and agree that the terms of the Note maybe fully enforced by any subsequent holder of this Note.

M.	Non-Waiver:

The failure at any time of Lender to exercise any of its options or any other rights hereunder shall not constitute a waiver thereof, nor shall it be a bar to the exercise of any of its options or rights at a later date. All rights and remedies of Lender shall be cumulative and may be pursued singly, successively or together, at the option of Lender.

N.	Right of Setoff:

In addition to all liens upon and rights of setoff against the Borrower’s money, securities or other property given to the Lender by law, the Lender shall have, with respect to the Borrower’s obligations to the Lender under this Note and to the extent permitted by law, a contractual possessory security interest in and a contractual right of setoff against, and the Borrower hereby grants the Lender a security interest in, and hereby assigns, conveys, delivers, pledges and transfers to the Lender, all of the Borrower’s right, title and interest in and to, all of the Borrower’s deposits, moneys, securities and other property now or hereafter in the possession of or on deposit with, or in transit to, the Lender, whether held in a general or special account or deposit, whether held jointly with someone else, or whether held for safekeeping or otherwise, excluding, however, all IRA, Keogh, and trust accounts. Every such security interest and right of setoff may be exercised without demand upon or notice to the Borrower. Every such right of setoff shall be deemed to have been exercised immediately upon the occurrence of an Event of Default hereunder without any action of the Lender, although the Lender may enter such setoff on its books and records at a later time.

O.	Miscellaneous:

1.	TIME IS OF THE ESSENCE OF THIS NOTE.

2.	It is agreed that the granting to Borrower or any other party of an extension or extensions of time for the payment of any sum or sums due under this Note or under the Security Agreement or for the performance of any covenant or stipulation thereof or the taking of other or additional security shall not in any way release or affect the liability of Borrower under this Note or any of the Loan Documents.

3.	This Note may not be changed orally, but only by an agreement in writing, signed by the party against whom enforcement of any waiver, change, modification or discharge is sought.

4.	All parties to this Note, whether Borrower, principal, surety, guarantor or endorser, hereby waive presentment for payment, demand, notice, protest, notice of protest and notice of dishonor.

5.	Notwithstanding anything herein to the contrary, the obligations of Borrower under this Note shall be subject to the limitation that payments of interest shall not be required to the extent that receipt of any such payment by Lender would be contrary to provisions of law applicable to Lender limiting the maximum rate of interest which may be charged or collected by Lender. In the event that any charge, interest or late charge is above the maximum rate provided by law, then any excess amount over the lawful rate shall be applied by Lender to reduce the principal sum of the Loan or any other amounts due Lender hereunder.

6.	Borrower acknowledges that Lender shall have no obligation whatsoever to renew, modify or extend this Note or to refinance the indebtedness under this Note upon the maturity thereof, except as specifically provided herein or in the Loan Documents.

7.	Lender shall have the right to accept and apply to the outstanding balance of this Note and all payments or partial payments received from Borrower after the due date therefor, whether this Note has been accelerated or not, without waiver of any of Lender’s rights to continue to enforce the terms of this Note and to seek any and all remedies provided for herein or in any instrument securing the same, including, but not limited to, the right to foreclose on such security.

8.	All amounts received by Lender shall be applied to expenses, late fees and interest before principal or, following an Event of Default, in any other order as determined by Lender, in its sole discretion, as permitted by law.

9.	Borrower shall not assign Borrower’s rights or obligations under this Note without Lender’s prior consent.

10.	The term “Borrower” as used herein, in every instance shall include the makers of this Note, and its heirs, executors, administrators, successors, legal representatives and assigns, and shall denote the singular and/or plural, the masculine and/or feminine, and natural and/or artificial persons whenever and wherever the context so requires or admits.

11.	If more than one party executes this Note, all such parties shall be jointly and severally liable for the payment of this Note.

12.	If any clause or provision herein contained operates or would prospectively operate to invalidate this Note in part, then the invalid part of said clause or provision only shall be held for naught, as though not contained herein, and the remainder of this Note shall remain operative and in full force and effect.

P.	Waiver of Jury Trial:

BORROWER AND LENDER HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THE RIGHT EITHER MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS NOTE AND ANY AGREEMENT CONTEMPLATED TO BE EXECUTED IN CONJUNCTION HEREWITH, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF EITHER PARTY. THIS PROVISION IS A MATERIAL INDUCEMENT FOR LENDER TO EXTEND TO BORROWER THE LOAN EVIDENCED BY THIS NOTE.

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Borrower has duly executed this Note effective as of the date set forth hereinabove.

BORROWER:

DRONE NERDS INC, a Florida corporation

By:	/s/ Jeremy Schneiderman
Print Name:	Jeremy Schneiderman
Title:	Chief Executive Officer

STATE OF FLORIDA	)
) SS:
COUNTY OF BROWARD	)

I HEREBY CERTIFY that on this day, before me, an officer duly authorized in the State aforesaid and in the County aforesaid take acknowledgments, the foregoing instrument was acknowledged before me by means of p..physical presence or D online notarization, by Jeremy Schneiderman, as Chief Executive Officer of DRONE NERDS INC, a Florida corporation, who is personally known to me or who has produced ___________________________ as an identification.

/s/ Marion Raudales
Notary Public

Marion Raudales
Typed, printed or stamped name of Notary Public

My Commission Expires: May 3, 2026

BORROWER:

ANZU ROBOTICS, LLC, a Delaware limited liability company

By:	/s/ Jeremy Schneiderman
Print Name:	Jeremy Schneiderman
Title:	Authorized Member

STATE OF Florida	)
) SS:
COUNTY OF Broward	)

I HEREBY CERTIFY that on this day, before me , an officer duly authorized in the State aforesaid and in the County aforesaid to take acknowledgments, the foregoing instrument was acknowledged before me by means of{gf physical presence or D online notarization , by Jeremy Schneiderman, as Authorized Member of ANZU ROBOTICS, LLC, a Delaware limited liability company, who is personally known to me or who has produced                           as identification.

WITNESS my hand and official seal in the County and State last aforesaid this 10th day of July, 2025.

/s/ Marion Raudales
Notary Public

Marion Raudales
Typed, printed or stamped name of Notary Public

My Commission Expires: May 3, 2026